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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 6, 2005

MAGNA ENTERTAINMENT CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-30578	98-0208374
(Commission File Number)	(I.R.S. Employer Identification No.)
337 Magna Drive, Aurora, Ontario, Canada	L4G 7K1
(Address of Principal Executive Offices)	(Zip Code)

(905) 726-2462
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

        On July 6, 2005, Magna Entertainment Corp. (the "Company") and Great Canadian Gaming Corporation ("Great Canadian") entered into an agreement in principle (the "Agreement in Principle") under which Great Canadian will acquire all of the outstanding shares of Ontario Racing Inc. ("ORI"), a wholly-owned subsidiary of the Corporation. ORI owns and operates Flamboro Downs, a standardbred racetrack, and siteholder for slot machines operated by the Ontario Lottery and Gaming Corporation, in Flamborough, Ontario, Canada (the "Proposed Transaction").

        The Proposed Transaction is subject to required regulatory approvals, the completion of customary due diligence, and the negotiation of a definitive purchase and sale agreement. The Agreement in Principle terminates on August 31, 2005. Under the terms of the Agreement in Principle, Great Canadian will pay to the Company aggregate consideration of Cdn. $50.0 million and US $23.6 million payable in cash and assumption of ORI's existing debt. Great Canadian will deposit US $3.0 million in trust that will be payable to the Company if the Proposed Transaction is not completed prior to August 31, 2005, subject to obtaining required regulatory approvals pursuant to a definitive purchase agreement. The Company has also granted Great Canadian an exclusivity period with respect to a sale of Flamboro Downs that will expire on August 31, 2005.

        A copy of the Agreement in Principle is furnished as Exhibit 99.1 to this Report on Form 8-K and is hereby incorporated by reference.

Item 2.05. Costs Associated with Exit or Disposal Activities

        (a)   The description of the Proposed Transaction set forth in Item 1.01 is hereby incorporated by reference into this Item 2.05(a).

        (b)   The Company expects to incur a US $9.7 million non-cash write-down, net of tax, of an intangible asset and closing costs of approximately US $0.4 million in connection with the Proposed Transaction.

        The Company expects to incur the non-cash write-down as the Company has determined that the racing license at Flamboro Downs is impaired as a result of the Proposed Transaction. The Company tests long-lived assets and racing licenses for impairment on an annual basis or when impairment indicators are present. The Proposed Transaction described in Item 1.01 has proposed a fair value for certain assets of the Company. Accordingly, the Company performed impairment testing of these assets as at June 30, 2005. As a result of such impairment testing, the Company has determined that there is an impairment of approximately US $9.7 million, net of tax, with respect to the racing license at Flamboro Downs and will record a second quarter non-cash impairment charge of this amount. The calculation of this impairment charge is based on exchange rates and working capital balances as of June 30, 2005, which will change over the period to closing of the Proposed Transaction. Changes in exchange rates and working capital balances and their effect on the Proposed Transaction in the period subsequent to June 30, 2005 to the date of closing of the Proposed Transaction will be determined upon closing of the Proposed Transaction and will be reflected in the financial statements of the Company at that time.

        (c)   The total costs associated with this Proposed Transaction as contemplated by the Agreement in Principle are estimated to be US $10.1 million, net of tax, consisting of the non-cash write-down plus the expected closing costs described above in Item 2.05(b).

        (d)   The Company's June 30, 2005 financial statements will reflect a non-cash impairment charge of US $9.7 million, net of tax, in respect of the Proposed Transaction. The non-cash impairment charge will not have any future cash expenditures associated with it. The closing costs estimated at US $0.4 million will have a future cash outlay of such amount when paid.

2.06. Material Impairments

        The description of the Proposed Transaction in Item 1.01 and the description of a material charge for impairment that is expected to be incurred as a result of the Proposed Transaction in Item 2.05(b) are hereby incorporated by reference.

7.01. Regulation FD Disclosure

        A copy of the press release describing the Agreement in Principle is furnished as Exhibit 99.2 to this Report on Form 8-K.

ITEM 9.01 Financial Statements and Exhibits

(c)
Exhibits

Exhibit 99.1	Agreement in Principle dated July 6, 2005 with respect to the proposed Acquisition of all the Issued and Outstanding Shares of Ontario Racing Inc. by Great Canadian Gaming Corporation or its nominee from the Company.
Exhibit 99.2	Copy of the Company's press release dated July 6, 2005.*
*
The information in the press release attached as Exhibit 99.2 hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended ("Exchange Act"), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAGNA ENTERTAINMENT CORP. (Registrant)
July 12, 2005	by:	/s/ BLAKE S. TOHANA Blake S. Tohana, Executive Vice-President and Chief Financial Officer

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  Item 1.01. Entry into a Material Definitive Agreement
  Item 2.05. Costs Associated with Exit or Disposal Activities
SIGNATURES